UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2006

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 6, 2006, Avista Corporation (Avista Corp. or the Company) announced the appointment of Christy Burmeister-Smith as vice president and treasurer and Ann Wilson as vice president and controller. Malyn Malquist, who remains senior vice president and chief financial officer of the Company, previously also held the position of treasurer. Christy Burmeister-Smith, 48, previously was vice president and controller of the Company since June 1999. Ann Wilson, 40, previously was vice president and controller of Avista Energy, Inc., a subsidiary of the Company, since January 2000. For further details, please refer to the press release filed as Exhibit 99.1 to this Current Report, which is incorporated herein by reference.

As a new executive of the Company, Ms. Wilson will be provided the same benefits and incentive opportunities as other vice presidents beginning in 2006. This includes incentive opportunities under the Executive Officer Incentive Plan and Executive Performance Share Plan. Ms. Wilson will be enrolled in the Executive Income Continuation Plan and the Supplemental Executive Long Term Disability Plan. Ms. Wilson will also be eligible to participate in the Supplemental Executive Retirement Plan and the Executive Deferral Plan. Ms. Wilson will also be provided with a Change in Control Agreement in the same form as other vice presidents of the Company.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated January 6, 2006.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Internet address of Avista Corp. or its subsidiaries shall, under any circumstances, be deemed to incorporate the information available at such Internet addresses into this Current Report. The information available at the Internet address of Avista Corp. or its subsidiaries is not part of this Current Report or any other report furnished or filed by Avista Corp. with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: January 10, 2006	/s/ Malyn K. Malquist
Malyn K. Malquist
Senior Vice President and Chief Financial Officer